Exhibit 99.1

October 23, 2012

Via Electronic Mail

CXO Consulting, LLC

1629 Andover Way

Petaluma, California 94954

Re:	Amendment to Engagement Letter

Reference is made to that certain Engagement Agreement dated May 28, 2012 (the “Agreement”), entered into by and between WMI Holdings Corp. (the “Company”) and CXO Consulting Group, LLC (the “CXOC”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

Anything in the Agreement to the contrary notwithstanding, including in the paragraph entitled “Advisory Services” on Exhibit A of the Agreement, the parties hereby agree that from the period beginning on October 1, 2012 and ending on March 31, 2013, (a) CXOC shall be paid a monthly fee of $20,000.00 (the “Monthly Fee”) and (b) the compensation to be paid to CXOC shall constitute payment for on average of 35-40 hours per week. The parties agree and acknowledge that, as of the date of this letter agreement, the Company has previously paid to CXOC all amounts to which CXOC is entitled under the Agreement, including the payment of $20,000.00 for the month of October 2012. In addition to the foregoing, notwithstanding the first sentence of the paragraph entitled “Term” on Exhibit A of the Agreement, the parties hereby agree that the initial term of the Agreement shall end on March 31, 2013, subject to extension or termination (as the case may be) in accordance with the terms of the Agreement.

Except as amended or modified by the foregoing, all terms and conditions in the Agreement shall otherwise remain in full force and effect. Please indicate your agreement with the foregoing and your intention to be legally bound by countersigning on the signature line provided below.

Sincerely,

WMI HOLDINGS CORP.

By:	/s/ Charles Edward Smith
Name:	Charles Edward Smith
Title:	Interim Chief Executive Officer

Acknowledged & Agreed: CXO CONSULTING, LLC

By:	/s/ Timothy Jaeger
Name:	Timothy Jaeger
Title:	Founder